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Exhibit 11 -- Statement Re: Computation of Per-Share Earnings
                                                         Three months ended
                                                             November 30,
                                                          1996         1995
                                                       ---------    ---------
Primary

  Average shares outstanding                           1,571,170    1,562,423
  Net effect of dilutive stock options -
     based on the treasury stock method
     using average market price                          147,728      163,738
                                                        ---------   ---------
  Total                                                 1,718,898   1,726,161
                                                        =========   =========

  Net income                                             $195,817     $90,602
                                                         ========     =======

  Per-share amount                                          $0.11       $0.05
                                                            =====       =====

Fully Diluted

  Average shares outstanding                            1,571,170   1,562,423
  Net effect of dilutive stock options -
     based on the treasury stock method
     using the quarter end market price, if
     Higher than average market price                     147,728     174,867
                                                        ---------   ---------
  Total                                                 1,718,898   1,737,290
                                                        =========   =========

  Net income                                             $195,817     $90,602
                                                         ========     =======
  Per-share amount                                          $0.11       $0.05
                                                            =====       =====
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